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UBS SECURITIES LLC
677 Washington Boulevard
Stamford, Connecticut 06901

Offers To Purchase
all of the outstanding shares of Common Stock
and all of the outstanding shares of Class A Common Stock of
 Frisco Bay Industries Ltd.
at
U.S.$15.25 in cash per share
by
 6181708 Canada Inc.,
an indirect wholly owned subsidiary of
 The Stanley Works

THE OFFERS WILL BE OPEN FOR ACCEPTANCE UNTIL 12:01 A.M. (MONTREAL TIME) ON MARCH 9, 2004, UNLESS THE OFFERS ARE EXTENDED OR WITHDRAWN.

        January 30, 2004

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed by 6181708 Canada Inc. (the "Offeror"), an indirect wholly owned subsidiary of The Stanley Works ("Parent"), to act as Dealer Manager in connection with the Offeror's offers (collectively, the "Offers") to purchase all of the outstanding shares of Common Stock (the "Common Shares") and all of the outstanding shares of Class A Common Stock (the "Class A Shares," and together with the Common Shares, the "Shares") of Frisco Bay Industries Ltd. (the "Company") at a purchase price of U.S.$15.25 per Share, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Offers To Purchase and Circular, dated January 30, 2004, and the related Letter of Acceptance and Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offering Materials") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Common Shares in your name or in the name of your nominee.

        Capitalized terms used but not defined in this letter have the meanings set out in the Offering Materials.

        Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

          1.     Offers To Purchase and Circular, dated January 30, 2004.

          2.     Letter of Acceptance and Transmittal to deposit Shares for your use and for the information of your clients, together with Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding for United States Holders.

          3.     A letter to holders of Shares from Barry Katsof, Chairman and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9, which includes the Directors' Circular required by applicable Canadian law.

          4.     Notice of Guaranteed Delivery for Common Shares to be used to accept the Common Shares Offer if neither of the two procedures for depositing Common Shares set forth in the Offering Materials can be completed on a timely basis.

          5.     A form of letter which may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Common Shares Offer.

          6.     Return envelopes addressed to the office of the Depositary and the Canadian Forwarding Agent.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offers will expire at 12:01 a.m., Montreal time, on March 9, 2004 unless the Offers are extended or withdrawn.

        Please note the following:

          1.     The price is U.S.$15.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offering Materials.

          2.     The Offers are conditioned upon, among other things, there being validly deposited and not withdrawn under the Offers prior to the Expiry Time (i) at least 66 2/3% (calculated on a fully diluted basis) of the outstanding Common Shares (giving effect to the conversion of the Class A Shares deposited under the Class A Shares Offer) and 100% of the outstanding Class A Shares and (ii) at least a majority (calculated on a fully diluted basis) of the outstanding Common Shares, giving effect to the conversion of the Class A Shares deposited under the Class A Shares Offer but excluding any Common Shares which would not be eligible to be voted in connection with the minority approval of any Subsequent Acquisition Transaction as provided in the "going private transactions" provisions of Policy Q-27. The Offers are also subject to the conditions set forth in the Offers To Purchase. The Offers are not conditioned on the Offeror obtaining financing. The Offeror has agreed with the Company that under no circumstances will it take up and pay for the (i) Class A Shares deposited under the Class A Shares Offer unless it also takes up and pays for the Common Shares deposited under the Common Shares Offer or (ii) Common Shares deposited under the Common Shares Offer unless it also takes up and pays for the Class A Shares deposited under the Class A Shares Offer.

          3.     The Offers are being made for all outstanding Shares.

          4.     Depositing holders of Shares will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary, the Canadian Forwarding Agent or the Information Agent or, except as set forth in Instruction and Rule 5 of the Letter of Acceptance and Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offers. However, United States federal income tax backup withholding at a rate of 28% may be required of United States Holders, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction and Rule 8 in the Letter of Acceptance and Transmittal.

          5.     The Offers will expire at 12:01 a.m., Montreal time, on March 9, 2004 unless the Offers are extended or withdrawn.

          6.     The Board of Directors of the Company, after consultation with its financial and legal advisors, receipt of recommendations from its special committee and receipt of a fairness opinion from its financial advisor, has determined that the Offers are fair, from a financial point of view, to the holders of Shares and that the Offers are in the best interests of the Company. The Company's Board of Directors has unanimously approved the Offers, the Support Agreement dated January 19, 2004 among Parent, the Offeror and the Company (the "Support Agreement") and the transactions contemplated thereby and has unanimously recommended that the holders of Shares accept the Offers. Pursuant to the Support Agreement, the Company has agreed to support the Offers.

          7.     Notwithstanding any other provision of the Offering Materials, payment for deposited Shares accepted for payment pursuant to the Offering Materials will in all cases be made only after timely receipt by the Depositary or, if permitted pursuant to the Letter of Acceptance and Transmittal, the Canadian Forwarding Agent of (a) certificates for Shares (or, in the case of Common Shares, a Book-Entry Confirmation with respect to such Shares) pursuant to the procedures set forth in Section 3 of the Offers To Purchase entitled "Manner of Acceptance," (b) the Letter of Acceptance and Transmittal, properly completed and duly executed, covering such Shares with any required signature guarantees (or, in the case of book-entry transfers of Common Shares, an Agent's Message), and (c) any other documents required by the Letter of Acceptance and Transmittal. Accordingly, payment may not be made to all depositing holders of Shares at the same time depending upon when certificates for or, in the case of Common Shares, confirmations of book-entry transfer of such Shares are actually received by the Depositary or, if permitted pursuant to the Letter of Acceptance and Transmittal, the Canadian Forwarding Agent.

        In order to take advantage of the Offers, (i) a duly executed and properly completed Letter of Acceptance and Transmittal and any required signature guarantees (or an Agent's Message) and any other required documents should be sent to the Depositary or, if permitted pursuant to the Letter of Acceptance and Transmittal, the Canadian Forwarding Agent and (ii) either certificates representing the deposited Common Shares or a timely Book-Entry Confirmation should be delivered to the Depositary or, if permitted pursuant to the Letter of Acceptance and Transmittal, the Canadian Forwarding Agent in accordance with the instructions set forth in the Letter of Acceptance and Transmittal and the Offers To Purchase.

        If holders of Common Shares wish to deposit their Common Shares, but it is impracticable for them to forward the certificates for such Common Shares or other required documents or complete the procedures for book-entry transfer prior to the Expiry Time, a deposit may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offers To Purchase entitled "Manner of Acceptance."

        Neither the Offeror nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Information Agent, the Depositary or the Canadian Forwarding Agent) for soliciting deposits of Shares pursuant to the Offers. The Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Offeror will pay or cause to be paid any stock transfer taxes payable on the transfer of the Shares to it, except as otherwise provided in Instruction and Rule 5 of the Letter of Acceptance and Transmittal.

        Any inquiries you may have with respect to the Offers should be addressed to UBS Securities LLC, the Dealer Manager, or Georgeson Shareholder Communications, Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offers To Purchase and Circular. Additional copies of the enclosed materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

Very truly yours,
UBS Securities LLC

        Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of the Offeror, Parent, the Company, the Dealer Manager, the Information Agent, the Depositary, the Canadian Forwarding Agent or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offers other than the documents enclosed herewith and the statements contained therein.

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